Exhibit 8.2

Davis & Company LLP

1 First Canadian Place

100 King Street West

Toronto, Ontario

M5X 1E2

February 6, 2007

Xplore Technologies Corp.

14000 Summit Drive, Suite 900

Austin, Texas 78728

Re:  Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as Canadian tax counsel for Xplore Technologies Corp., a corporation organized under the federal laws of Canada (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-4 (as such may be further amended or supplemented, the “Registration Statement”) with the U.S. Securities and Exchange Commission (“SEC”) in connection with the change of the Company’s jurisdiction of incorporation from the federal jurisdiction of Canada to the State of Delaware (the “Domestication”).

You have requested our opinion regarding the summary of Canadian federal income tax matters addressed in the discussion entitled “United States and Canadian Income Tax Considerations – Canadian Tax Consequences” in the Registration Statement. Based on our review of the Registration Statement and subject to the assumptions, exceptions, limitations and qualifications set forth therein, the discussion entitled “United States and Canadian Income Tax Considerations – Canadian Tax Consequences” in the Registration Statement to the extent it states matters of law or legal conclusions, represents our opinion with respect to the material Canadian federal income tax consequences of the Domestication.  No opinion is expressed as to any matter not addressed herein.

This opinion represents and is based upon our best judgment as of the date hereof regarding the application of the Income Tax Act (Canada), the present income tax convention between Canada and the United States of America, existing reported decisions of Canadian courts, and published administrative policies or rulings of the Canada Revenue Agency (“CRA”). Our opinion is not binding upon the CRA or the courts, and there is no assurance that the CRA will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Moreover, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws of Canada occurring after the date hereof.

No opinion is expressed as to any transaction other than the Domestication (whether or not undertaken in connection with the Domestication) or as to any transaction whatsoever, including the Domestication, if all the transactions described in the Registration Statement are not consummated in accordance with such terms and without waiver or breach of any material provisions thereof or if all of the statements, representations, warranties and assumptions upon which we relied are not true and accurate at all relevant times.  In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, and to the reference of our firm in the Registration Statement under the caption “United States and Canadian Income Tax Considerations – Canadian Tax Consequences” and under the caption “Legal Matters.”  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Yours very truly,

DAVIS & COMPANY LLP

/s/ DAVIS & COMPANY LLP